SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                Commission File Number:  1-11038

(Check one):

[ ]  Form 10-K     [ ]  Form 10-KSB     [ ]  Form 11-K        [ ]  Form N-SAR
[ ]  Form 20-F     [ ]  Form 10-Q       [X]  Form 10-QSB

                     FOR THE QUARTER ENDED NOVEMBER 30, 2002

[ ] Transition Report on Form 10-K and Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR

                FOR THE TRANSITION PERIOD ENDED ______________

         Read attached Instruction Sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:         Northern Technologies International Corporation
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Former name if applicable:          N/A
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Address of principal executive office (street and number):   6680 N. Highway 49
                                                          ----------------------

City, State and Zip Code:  Lino Lakes, Minnesota 55014
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                                     PART II
                             RULE 12b-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

         [ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [ X ] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         [   ] (c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period:

         The Registrant was unable to file its Quarterly Report on Form 10-QSB for the quarter ended November 30, 2002 (the "Report") without unreasonable effort due to delays in gathering certain financial/accounting information for inclusion therein.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

               Matthew C. Wolsfeld                   (651) 784-1250
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                     (Name)                 (Area Code) (Telephone number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report(s):

                                                  [ X ]  Yes       [   ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                  [   ]  Yes       [ X ]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   SIGNATURES

                 NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    January 14, 2003                  By:     /s/ Matthew C. Wolsfeld
     --------------------------------         --------------------------------
                                                       Matthew C. Wolsfeld
                                           Its:    Chief Financial Officer
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